Exhibit 2

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of July 14, 2021, by and between FF Top Holding LLC (“FF Top”) and Founding Future Creditors Trust (together with the trustee thereof, the “Stockholder” and collectively with FF Top, the “Parties” and each a “Party”).

RECITALS

A.    FF Intelligent Mobility Global Holdings Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“FF Intelligent”), has entered into that certain Agreement and Plan of Merger, dated as of January 27, 2021 (the “Transaction Agreement”), by and among FF Intelligent, Property Solutions Acquisition Corp., a Delaware corporation (the “Company”), and PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of the Company (the “Merger Sub”), pursuant to which the Company will acquire FF Intelligent through a merger of Merger Sub with and into FF Intelligent, with FF Intelligent surviving the merger as a wholly owned subsidiary of the Company (such acquisition, the “Transaction”), with shareholders of FF Intelligent receiving shares of capital stock of the Company (the “SPAC Shares”) as consideration.

B.    The Stockholder owns 140,847,354 Class B Ordinary Shares of FF Intelligent, each of a nominal or par value of US$0.0001, which as of or immediately following the closing of the Transaction (the “Closing”) shall be converted to SPAC Shares (such SPAC Shares, together with any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such shares, each solely to the extent directly or beneficially owned or controlled by the Stockholder during the term of this Agreement, are the “Proxy Shares”) pursuant to and subject to the terms and conditions of the Transaction Agreement.

C.    This Agreement is entered into in connection with that certain Purchase Agreement, dated as of January 27, 2021 (effective as of February 3, 2021) (the “Purchase Agreement), pursuant to which the Stockholder conveyed to Pacific Technology Holding LLC (“Pacific Technology”) 6,211,469 Class B Ordinary Shares of FF Intelligent in exchange for the full and final satisfaction certain secured claims held by Pacific Technology.1

D.    Any Proxy Shares held by the Stockholder shall be identified on Exhibit A hereto upon Closing and thereafter; provided, however, that failure to so identify such Proxy Shares shall not relieve the Stockholder from the obligations set forth in this Agreement with respect thereto.

E.    In exchange for the mutual promises herein and in the Purchase Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the Parties wish to enter into this Agreement.

1 Capitalized but undefined terms shall have the meanings ascribed to them in (i) the Debtor’s Third Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 464], dated as of March 17, 2020, as modified, with such modifications filed with the Bankruptcy Court on May 20, 2020 or (ii) that certain Founding Future Creditors Trust Agreement, dated as of June 26, 2020, as applicable.

AGREEMENT

The Parties agree as follows:

1.                                      Voting Arrangements. Upon written request made by FF Top (a “Proxy Request”)2 from time to time during the term of this Agreement, and subject only to Section 3.2 below, the Stockholder shall irrevocably grant to FF Top a limited proxy, substantially in the form attached hereto as Exhibit B (a “Proxy”), to vote the Proxy Shares solely in the manner set forth in the Proxy Request, on the particular matter or matters set forth in such Proxy Request that may be submitted to a vote of stockholders of the Company at a particular meeting of stockholders or through a particular solicitation of a written consent of stockholders (each such meeting or solicitation, a “Vote”). Each Proxy Request in respect of a particular Vote shall:

(a)           be made not less than ten days before the last possible time for voting in connection with such Vote (the “Notice Period”); provided, that if such Vote arises on a bona fide emergency basis where fewer than ten days exist before the time of the applicable Vote, FF Top shall make any Proxy Request in respect of such Vote with as much advance notice as possible via e-mail and telephone to the Stockholder and its counsel (an “Emergency Voting Notice”); provided, further, that the Notice Period applicable to an Emergency Voting Notice shall be the amount of time remaining from the issuance of such Emergency Voting Notice until the latest possible time for voting in connection with the applicable Vote;

(b)         include a copy of the notice of shareholders’ meeting or the proposed written consent of shareholders, as applicable, for which FF Top seeks a Proxy in connection with such Vote;

(c)        set forth with specificity the matters as to which FF Top seeks a Proxy in connection with such Vote; and

(d)      state the manner in which FF Top intends to vote the Proxy Shares with respect to each matter.

In the event other matters not specifically identified in the relevant notice of shareholders’ meeting are presented for vote at a shareholders’ meeting for which a Proxy has been issued (“Other Matters”), such Proxy shall permit FF Top to vote on such matters in its reasonable discretion unless the Stockholder otherwise withholds the Proxy for such Other Matters at such meeting pursuant to Section 3.2 below. The Parties agree that during the term of this Agreement, the Proxy Shares shall be part of the “Shareholder Share Percentage” as that term is defined in, and for the purpose of, that certain Shareholder Agreement, dated as of [˜], by and between the Company and FF Top (the “Shareholder Agreement”).

1.1                               Additional Shares. In the event of any issuance of shares of the Company’s voting securities hereafter to the Stockholder (including, without limitation, in connection with

2 Proxy Requests shall be made by e-mail to the Stockholder (jprol@lowenstein.com) and counsel to the Stockholder (abehlmann@lowenstein.com, mkaplan@lowenstein.com, and jmerkin@lowenstein.com), and shall be deemed delivered at the time and date sent to all of the foregoing addresses.

any stock split, stock dividend, recapitalization, reorganization, or the like, or any subsequent purchase by the Stockholder or otherwise acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of additional shares of the Company’s capital stock), such shares shall automatically become subject to this Agreement, shall be considered “Proxy Shares” (as defined herein) without any action of the Parties and shall be identified on an amended Exhibit A.

1.2                               Deemed Issuance of Proxy. If the Stockholder has not (i) delivered the Proxy or (ii) delivered a Withholding Notice (as defined in Section 3.2) before the expiration of the applicable Notice Period, the Stockholder shall be deemed to have (a) granted to FF Top, in exchange for the consideration set forth in this Agreement, a Proxy to vote the Proxy Shares, solely in connection with such Vote and in the manner set forth in the applicable Voting Notice and

(b) authorized FF Top to affix the /s/ electronic signature of the Trustee of the Stockholder to such Proxy.

1.3	Voting by Stockholder.

(a)    In any Vote as to which the Stockholder has granted, or is deemed to have granted, a Proxy to FF Top pursuant to this Agreement, the Stockholder shall not vote the Proxy Shares.

(b)    In any Vote as to which the Stockholder has not granted, and has not been deemed to have granted, a Proxy to FF Top pursuant to this Agreement, nothing in this Agreement shall limit or otherwise impact the Stockholder’s right to vote the Proxy Shares.

1.4                               Consultation. FF Top shall consult with the Stockholder regarding FF Top’s selection of the FF Top Designees (as defined in the Shareholder Agreement). For so long as the inclusion of the Proxy Shares as part of the Shareholder Share Percentage (as defined in the Shareholder Agreement) increases the number of FF Top Designees that FF Top may designate pursuant to the Shareholder Agreement beyond the number of FF Top Designees that FF Top would be able to designate without the inclusion of the Proxy Shares (such increased number of FF Top Designee(s), the “Additional Designee(s)”), the Parties shall jointly agree on the selection of the Additional Designee(s).

1.5                               Requests for Information. FF Top shall respond to the Stockholder’s reasonable requests for information in connection with any Proxy Request.

2.                                      Illustrative Examples. Matters for which FF Top may issue a Proxy Request pursuant to Section 1 include, but are not limited to, the following, which are presented here solely by way of example:

2.1              issuances of capital stock;

2.2              amendment of the certificate of incorporation or any other similar governing documents of the Company;

2.3              election, replacement or removal of directors of the Company;

2.4              sale or other disposition of all or substantially all of the Company’s assets;

2.5              acquisitions by the Company or its subsidiaries; or

2.6              increase or decrease of the authorized number of shares of capital stock.

3.	Additional Representations, Covenants and Agreements.

3.1    Securities Laws, Rules and Regulations. The Stockholder and FF Top agree and understand that the Stockholder and/or FF Top may become subject to the registration and/or reporting requirements, rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act and/or any state and federal securities laws (collectively with the Exchange Act and the Securities Act, the “Securities Laws”). The Stockholder and FF Top, severally and not jointly, agree to use their respective commercially reasonable efforts to comply with the Securities Laws and to reasonably assist each other in complying with the Securities Laws in a timely and prompt manner. Such compliance may include, for example and without limiting the foregoing, the filing and updating and maintaining of Form 13G and/or Form 13D under the Exchange Act.

3.2    Withholding Proxy. Notwithstanding anything to the contrary in this Agreement, the Stockholder may withhold a Proxy from FF Top with respect to a particular Vote or a particular matter subject to shareholder voting in a particular Vote, if the Stockholder determines that granting the requested Proxy is reasonably likely to or would constitute a breach of its fiduciary duties and so notifies FF Top by e-mail reply to the applicable Proxy Request prior to the expiration of the Notice Period (the “Withholding Notice”). The Stockholder may provide a Withholding Notice to FF Top by e-mail prior to a vote on Other Matters at a shareholders’ meeting.

3.3    No Other Voting Trusts or Other Arrangement. During the term of this Agreement, except for the limited proxy set forth in that certain Transaction Support Agreement by and among the Stockholder, the Company, and the other parties thereto, there are no voting trusts or voting arrangements with respect to the Proxy Shares, and the Stockholder shall not deposit any Shares in a voting trust, grant any proxies (other than a Proxy granted pursuant to a Proxy Request validly made under this Agreement) with respect to the Proxy Shares, or subject any of the Proxy Shares to any arrangement with respect to the voting of the Proxy Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

3.4    Proxy. During the term of this Agreement, except as otherwise provided by applicable law and this Agreement (including but not limited to Section 3.2 above), any Proxy granted pursuant to a Proxy Request validly made under this Agreement shall remain valid notwithstanding the adjournment of the relevant Vote.

3.5    Initial Term. This Agreement shall remain in effect for a period of five years from the Closing; provided, that this Agreement may thereafter be renewed for successive one-year terms by written agreement of the Parties (affirmative e-mail confirmation between counsel being sufficient).

3.6    No Limitation on Disposition. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the Stockholder’s ability to sell or otherwise transfer the Proxy Shares to third parties at arm’s length. For the avoidance of doubt, any open market sales of Proxy Shares shall be deemed sales to third parties at arm’s length.

4.	Termination.

4.1              Termination Events. This Agreement shall automatically terminate:

(a)    upon the liquidation, dissolution, or winding up of the business operations of the Company or FF Top or the dissolution of the Trust;

(b)	when the Trust no longer owns any Proxy Shares; or

(c)    upon the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company.

4.2              Discretionary Termination by Stockholder. This Agreement may be terminated by the Stockholder, in its sole discretion:

(a)    upon the execution by FF Top of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of FF Top; or

(b)    if, at any time, more than 50% of the voting power in FF Top is controlled, directly or indirectly, by parties other than those parties directly or indirectly controlling 50% of the voting power in FF Top as of the date hereof.

4.3              Discretionary Termination by FF Top. This Agreement may be terminated at any time by FF Top, in its sole discretion.

5.                                      Dispute Resolution. In the event of any dispute, controversy, or claim arising out of or based upon this Agreement, the Parties shall attempt in good faith to resolve such dispute, controversy, or claim through non-binding mediation prior to commencing any litigation in connection therewith.

6.	Miscellaneous.

6.1                               Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties; provided, however, that any Proxy Shares sold to third parties at arm’s length (including through any open market sales) shall thereafter cease to be Proxy Shares, and thus shall cease to be subject in any way to this Agreement, unless and until reacquired by the Stockholder. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Upon written consent of the Stockholder in the Stockholder’s sole discretion, FF Top may assign to its permitted assigns all of its rights hereunder and, following such assignment, such assignee shall be deemed to be FF Top for all purposes of this Agreement; provided, that such assignee shall have executed a written agreement pursuant to which such permitted assignee becomes a party to this Agreement.

6.2                               Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of each of the Parties. Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon the Parties and their respective successors and assigns. Notwithstanding the foregoing, Exhibit A hereto may be amended by the Stockholder from time to time without the consent of FF Top.

6.3                               Notices. Except as set forth in Section 1 above, any notice (other than a Proxy Request) required or permitted by this Agreement shall be in writing and shall be deemed sufficient and received on the date of delivery, when delivered personally, by overnight mail, courier or sent by electronic mail and addressed to the party to be notified at such party’s address or e-mail address as set forth on the signature page hereto, or as subsequently modified by duly delivered written notice. Any electronic mail communication complying with this Section 6.3 shall be deemed to be “in writing” for purposes of this Agreement. Copies of all notices sent via any method other than electronic mail shall be sent concurrently by electronic mail.

6.4                               Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of the Agreement shall remain enforceable in accordance with its terms.

6.5                               Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles. In addition, each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware, and (iv) waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Notwithstanding the foregoing, the Parties may agree, each in their respective sole discretion, to submit any dispute arising from this Agreement or the interpretation or enforcement hereof for resolution through binding arbitration to be conducted by Judicate West.

6.6                               Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by another

Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a request for a temporary or permanent injunction or restraining order. Further, each Party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.7                               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.8                               Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9                               Confidentiality. Prior to the Closing, the Parties shall keep this Agreement and the terms hereof confidential and not disclose the foregoing to any third party, except as required by applicable law, to fulfill the terms of this Agreement, or as the Parties may otherwise agree; provided, that the Stockholder may cause this Agreement to be disclosed to a prospective transferee of the Proxy Shares who agrees in writing to comply with the restrictions set forth in this paragraph.

[ signature page follows ]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first set forth above.

FOUNDING FUTURE CREDITORS TRUST

By: /s/ Jeffrey D. Prol

Name: Jeffrey D. Prol

Title: Trustee

FF TOP HOLDING LLC:

By: ______________

Name: Matthias Aydt

Title: Director

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first set forth above.

FOUNDING FUTURE CREDITORS TRUST

By: ______________

Name: Jeffrey D. Prol

Title: Trustee

FF TOP HOLDING LLC:

By: /s/ Matthias Aydt

Name: Matthias Aydt

Title: Director

[Signature Page to Voting Agreement]

Exhibit A

Proxy Shares

Exhibit B

Form of Proxy

PROXY

This Proxy Agreement (this “Proxy”) is entered into as of [˜], pursuant to that certain Voting Agreement dated as of July 14, 2021 (the “Voting Agreement”)3 between (a) the Founding Future Creditors Trust (together with the trustee thereof, the “Trust”), a creditor trust evidenced by a certain Founding Future Creditors Trust Agreement dated as of June 26, 2020 entered into between Yueting Jia and Jeffrey D. Prol as the trustee of the Trust, and (b) FF Top Holding LLC (“FF Top”), a Delaware limited liability company.

WHEREAS, prior to the date of the Voting Agreement, FF Intelligent Mobility Global Holdings Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“FF Intelligent”), entered into that certain Agreement and Plan of Merger, dated as of January 27, 2021 (the “Transaction Agreement”), by and among FF Intelligent, Property Solutions Acquisition Corp., a Delaware corporation (the “Company”) and PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of the Company (the “Merger Sub”).

WHEREAS, after the date of the Voting Agreement, the Company acquired FF Intelligent through a merger of Merger Sub with and into FF Intelligent, with FF Intelligent surviving the merger as a wholly owned subsidiary of the Company (such acquisition, the “Transaction”), and shareholders of FF Intelligent (including the Trust) received shares of capital stock of the Company (the “SPAC Shares”) as consideration.

WHEREAS, under the Voting Agreement, the Trust agreed to issue to FF Top from time to time, upon a written Proxy Request duly and timely made as required under the Voting Agreement, a proxy to vote the SPAC Shares owned by the Trust (the “Proxy Shares”) in a particular Vote, in the manner set forth in the applicable Proxy Request.

NOW, THEREFORE, the Trust and FF Top hereby agrees as follows:

In accordance with the Voting Agreement and to comply with the other terms thereof, the Trust hereby appoints FF Top, or FF Top’s named designee(s), as the Trust’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent in connection with the Vote identified in the Proxy Request attached hereto as Exhibit 1, in the manner set forth in such Proxy Request, with respect to the Proxy Shares solely in accordance with the provisions set forth in this Proxy and the Voting Agreement and to execute all appropriate instruments solely in a manner consistent with the terms of this Proxy and the Voting Agreement on behalf of the Trust.

If this Proxy pertains to a meeting of shareholders of the Company, FF Top or FF Top’s named Designee(s) are hereby appointed as the Trust’s true and lawful proxy and attorney to vote with respect to the Proxy Shares, in FF Top’s reasonable discretion, on any Other Matters presented for a vote at such meeting, subject to the limitations set forth in the Voting Agreement (including but not limited to Section 3.2 thereof).

3	Capitalized terms used but not defined in this Proxy Agreement have the meanings given thereto in the Voting Agreement.

1

The proxy and appointment given through this Proxy are subject in all respects to the terms of the Voting Agreement and apply solely to the Vote identified in the accompanying Proxy Request.

[Signature Page Follows]

2

US-DOCS\118261088.17

Trustee of Founding Future Creditors Trust

________________________

Jeffrey D. Prol, as Trustee

FF Top Holding LLC

                 ______________________

Matthias Aydt, as Director

[ signature page to Proxy ]

Exhibit 1 to Proxy

[ attach e-mail containing Proxy Request and

a copy of the relevant notice of shareholder meeting or proposed written consent ]

Vote Date: __________

Issue	Intended Vote